EXHIBIT 99.1

OPENWAVE ANNOUNCES CONCLUSION OF SPECIAL LITIGATION COMMITTEE’S

INDEPENDENT REVIEW OF PAST STOCK OPTIONS PRACTICES; MOVES TO TERMINATE

AND DISMISS LAST REMAINING SHAREHOLDER DERIVATIVE ACTION

REDWOOD CITY, Calif. – November 14, 2008 – Openwave Systems Inc. (Nasdaq: OPWV), one of the world’s leading software innovators enabling revenue-generating personalized services which converge the mobile and broadband experience, today announced that the Special Litigation Committee (“SLC”) established by Company’s Board of Directors has concluded its independent review of alleged stock option practices that are the subject of the last shareholder derivative action that remains pending against a number of its present and former officers and directors. Those stock option practices were the subject of the restatement that was concluded nearly two years ago.

As previously announced, in March 2008, the Company received a letter from an attorney purporting to represent two shareholders (the “Demand Letter”) that proposed to bring litigation substantially similar to that previously dismissed by the U.S. District Court for the Northern District of California and to another lawsuit that remains pending in the Superior Court of the State of California for the County of San Mateo (“State Derivative Action”). In both the Demand Letter and the State Derivative Litigation, the shareholders allege that former or current Openwave directors, officers, or employees engaged in misconduct related to the Company’s stock option practices and public reporting of certain financial results during the periods fiscal 1999 through fiscal 2005.

As previously announced, the Board of Directors appointed the SLC and vested it with full and exclusive authority to investigate, review, and analyze the matters alleged in the Demand Letter and in the derivative litigation, and to determine what, if any, action should be taken on behalf of the Company with respect to such matters. Three independent directors served as voting members of the SLC (Robin A. Abrams (chair), Patrick Jones, and Charles E. Levine), and a fourth independent director (Gerald Held), served as a non-voting member. The SLC conducted its review with the assistance of independent counsel, WilmerHale LLP.

Following its extensive review – including consideration of voluminous documents, information obtained during more than 70 witness interviews, and assessment of the potential benefits and risks of continued litigation – the SLC has determined that it is not in Openwave’s best interest to bring or maintain any of the claims proposed in the Demand Letter, nor to maintain any of the claims pending in the State Derivative Action. Instead, the SLC’s independent, disinterested and sound business judgment is that it is in Openwave’s best interests to promptly terminate the State Derivative Action. Accordingly, yesterday the SLC filed a Motion to Terminate and Dismiss with the Honorable Carol L. Mittlesteadt, Superior Court of the State of California for the County of San Mateo. Along with that Motion, the SLC filed a written report it issued earlier this week, which sets forth in detail the investigative and deliberative process it followed, and the basis for its conclusions. The SLC believes that the Court will likely consider its Motion in early 2009.

About Openwave

Openwave Systems Inc. (Nasdaq: OPWV) is one of the world’s leading innovators of software applications and infrastructure designed to enable revenue-generating, personalized services, including mobile analytics, content adaptation, mobile and broadband advertising, and a suite of unified messaging solutions.

As the communications industry intersects with the internet, Openwave software enables service providers to converge services, increasing the value of their networks by accelerating time to market and reducing the cost and complexity associated with new service deployment. Openwave’s unique product portfolio provides a complete range of mobile internet service management, messaging, and location based solutions. Openwave is a global company with a blue chip customer base spanning North America, Latin America, Australia and New Zealand, Asia, Africa, Europe, and the Middle East. Openwave is headquartered in Redwood City, California.

For more information please visit www.openwave.com.

Openwave and the Openwave logo are trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1943 and Section 27A of the Securities Act of 1933, including, but not limited to, the aforementioned focus on network-based offerings and the anticipated impact on Openwave’s financial statements. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Openwave assumes no obligation to update the forward-looking statements included in this press release.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and any subsequently filed reports. All documents also are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave’s website at www.openwave.com.

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For more information please contact:

Investor Relations

Mike Bishop

The Blueshirt Group

Tel: 415-217-4968

mike@blueshirtgroup.com